Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-85142 and 333-94267) and Form S-8 (Nos. 33-48476, 33-54175, 33-56291, 33-65199, 333-88907, 333-88923 and 333-90167) of ALLTEL Corporation of our reports dated January 21, 2003 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/	PricewaterhouseCoopers LLP

Little Rock, Arkansas
March 19, 2003